Exhibit 10.8
SUPPLY & INVENTORY AGREEMENT
     THIS AGREEMENT is entered into by and between St. Francis Medical Technologies, Inc., a California Corporation with offices at 960 Atlantic Avenue, Suite 102, Alameda, California 94501 (“SFMT”) and RMS Company, a Minnesota Corporation, with offices at 8600 Evergreen Blvd., Minneapolis, MN 55433 (“RMS”).
     WHEREAS, RMS is a provider of precision machined components (“Products”); and
     WHEREAS, SFMT is the manufacturer of medical devices (“Devices”) and wishes to purchase from RMS, Products for use in its Devices:
     NOW THEREFORE, in consideration of the terms and provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution and delivery of this Agreement, SFMT and RMS agree as follows:
     1. DEFINITIONS
     Product. Shall mean any of the Products supplied by RMS as listed in Appendix A.
     2. PURCHASE OF PRODUCT
          A. Prices. During the term of this Agreement, RMS shall manufacture and sell the Products only to SFMT at the prices listed in Appendix A. Products may be added to or removed from Appendix A by mutual agreement of the parties in writing. Prices shown in Appendix A are for specified production quantities. Purchase Orders for less than a specified quantity will be priced at the next lower quantity. Any reduction in cost of materials shall be passed onto SFMT. If the Purchase Order is filled in partial quantities, or if pre-production samples are requested, an additional charge may apply.
          B. Blanket Purchase Orders. At the beginning of each contract year, SFMT shall place a Blanket Purchase Order by part number to cover the Estimated Annual Usage (EAU) plus the SFMT desired inventory levels to be held at RMS. SFMT shall authorize Production Releases against the Blanket Purchase Order to RMS at the first and sixth month of the contract year. For certain part numbers, and by mutual agreement, SFMT may authorize the entire contract year quantity in the first month Production Release.
          C. Quantities. Unless specifically agreed to the contrary, the quantity specified on a Production Release is deemed to be approximate and RMS is permitted to produce over or under to the extent of 10%. Where closer control is required, special arrangements must be made before the Production Release is accepted.
          D. Cancellations. SFMT may terminate all or any part of a Purchase Order without cause. SFMT’s liability shall be for completed Product at the unit price of the order; for all partially completed work (computed by multiplying the percentage of completion, by the unit price
***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

of the Product); for raw materials and engineering work computed on the basis of the actual cost to RMS plus reasonable handling and overhead charges.
          E. Taxes. Prices do not include any taxes. All applicable taxes, including, but not limited to, duty, excise, use or sales taxes, or any other taxes or assessments now or hereafter imposed, levied, or increased by or under the authority of any federal, state or local law, rule or regulation concerning the parts or fabrication or sale thereof shall be assumed and paid by SFMT.
     3. FINISHED PRODUCT INVENTORY
          A. Minimums. RMS shall maintain minimum inventory levels for each part number as defined by SFMT in Appendix A.
          B. Releases. At the beginning of each week, or at other intervals selected by SFMT, SFMT shall issue Inventory Releases to RMS for shipment during that week. There are no minimum inventory release quantities for a given part number.
          C. Aged Inventory. SFMT agrees to receive and accept any inventory held by RMS for longer than six months. RMS shall notify SFMT prior to the shipment of any such inventory.
     4. DELIVERY
          A. Freight. All shipments shall be “F.O.B. RMS plant”. SFMT shall pay the: 1) cost of freight to SFMT facilities, 2) cost of any premium transport if requested by SFMT and 3) contract carrier insurance costs if requested by SFMT.
          B. Passing of Title. Title and risk of loss or damage to the goods shall pass from RMS to SFMT upon RMS’ delivery to the common carrier.
          C. Early Deliver. SFMT shall not be obliged to accept any deliveries tendered before the agreed date and may return the Product to RMS at RMS’s sole risk and expense if delivered more than five (5) days early. Alternatively SFMT may elect to retain such Products and pay the price thereof in accordance with this Agreement.
          D. Failure to Deliver. RMS shall attempt to meet SFMT’s delivery dates. However, if conditions arise which prevent compliance with delivery schedules, RMS shall not be liable for any damage or penalty for delay or for failure to give notice of delay. Without limiting the generality of the foregoing, RMS shall not be liable for delay by reason of inability to obtain the necessary labor, materials, or manufacturing facilities, shortages, delays in transportation, or any other causes beyond the control of RMS. SFMT’s sole remedy for delay shall be that SFMT may terminate the Purchase Order for delays in delivery or other delays thirty (30) days after written notice of such intention to RMS.
          E. Errors. Claims for errors in quantity, weight, number, or shipping damage must be made within thirty (30) working days after receipt of the parts. RMS will not be responsible for claims not reported within that period.

     5. REJECTION
          SFMT is entitled to inspect the Goods and/or Services (including the performance of tests) before or after receipt (but prior to disposition) and reject them for failure to conform to the Purchase Order within thirty (30) days of receipt of such goods, regardless of whether any payment has been made by SFMT, whether the nonconformity substantially impairs the value of the Goods and/or Services, or whether the nonconformity may be cured by RMS.
     6. PAYMENT
          A. Payment Terms. Payment on properly rendered invoices shall be made by SFMT within thirty (30) days from the date SFMT receives the invoice. If SFMT pays on the invoice within 10 days of the date of the invoice, SFMT shall be entitled to a 1/2 % discount on such payment.
          B. Financial Condition. If the financial condition of SFMT at any time does not justify the continuance of production or shipment on the terms or payment specified, RMS may require full or partial payment in advance, or at its option shall be entitled to cancel any order then outstanding and shall receive reimbursement for its reasonable and proper cancellation charges including shipments (if any) previously made.
     7. SPECIFICATIONS
     All goods covered by an order will conform to the specifications (including all technical data, designs and/or drawings) provided by SFMT. SFMT acknowledges and agrees that RMS is manufacturing goods to SFMT’s specifications, and warrants their sufficiency. In the event that orders are for goods previously manufactured by RMS for SFMT and SFMT has never provided specifications, RMS will manufacture the goods to conform to the same goods previously delivered. RMS is not providing any design and/or consulting services to SFMT, including, but not limited to, services relating to the use of the goods or design of any system incorporating such goods.
     8. WARRANTY
     RMS warrants that all goods will conform to the specifications provided by SFMT and will be free from defects in workmanship under normal use and maintenance conditions.
     RMS warrants that the title conveyed to all goods under this Agreement will be good, and transfer of title of such goods will be rightful. RMS further warrants that the goods under this Agreement shall be delivered free from any security interest or other lien or encumbrance.
     THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE USE OR PERFORMANCE OF THE PARTS. RMS shall not be liable for its failure to conform with any requirements not adequately identified by SFMT in the specifications, after RMS has requested clarification. RMS’s express and implied warranties extend to any person who may reasonably be expected to use, consume or to be affected by the goods and who is injured by breach of the warranty(ies). RMS may not exclude or limit the operation of this section with respect to injury to the person of an individual to whom the warranty extends.
     9. PRODUCTS LIABILITY INSURANCE
     RMS shall, as a condition to this Agreement, secure and keep in full force and effect product liability insurance providing coverage for and naming SFMT, in an amount of not less than $2,000,000 per incident, and in an amount of $2,000,000 in the aggregate, with respect to any claims that might be made by any third parties in the nature of product liability claims, whether in the nature of personal or property injury or disability. RMS shall provide to SFMT, within not more than ten (10) days from the signature of this Agreement, certificates evidencing the existence of such insurance, together with appropriate riders or other amendments to that insurance, providing for SFMT’s interest in compliance with this section 9. RMS shall issue irrevocable instructions to its insurance agent and to the issuing company to notify SFMT of any discontinuance or lapse of said insurance not less than thirty (30) days prior to the discontinuance becoming effective.
     10. SUBCONTRACTING
     RMS must obtain prior written approval from SFMT to subcontract a machining portion of a Purchase Order. In connection with any such subcontract, RMS may disclose confidential specifications or other information to the subcontractor, but only if the subcontractor agrees in writing to maintain such specifications as confidential in accordance with its usual business practices.
     11. CONFIDENTIALITY
     Each party agrees to accept the disclosures of the other party made in the course of their business relationship on a confidential basis, to exercise the same degree of care with respect to the other party’s confidential information as is exercised in preserving and safeguarding its own confidential information but no less than a reasonable degree of care, and not to disclose such confidential information to other parties. This Article shall survive termination of this Agreement.
     12. OWNERSHIP AND USE
     All ideas, inventions, copyrightable subject matter (including computer or electronic data files, drawings, and other materials), and other items prepared by RMS or arising specifically in connection with Purchase Orders (including only machine processes, fixturing and tooling) shall remain the property of RMS. All items furnished by SFMT, shall be the property of SFMT and no reproductions or property interest shall be retained by RMS. To the extent allowed by law, copyrightable subject matter created by RMS shall be deemed “work made for hire”. Such items shall only be used for the benefit of SFMT and shall not be disclosed to any other party. Such property while in RMS’s custody shall be at RMS’s risk and shall be returned to SFMT in the same condition as received, ordinary wear and tear accepted.

     13. ASSIGNMENT
     Neither party may delegate or assign it’s rights, obligations, or duties under this Agreement without the prior express written consent of the other part, except that SFMT may delegate or assign this Agreement, in whole or in part, to any entity in which SFMT holds a direct or indirect interest of at least fifty (50) percent, or to any successor of the business relating to the Devices and/or Products. All terms and conditions of this Agreement shall apply to any successor of SMFT.
     14. TERM
     Unless otherwise specified, this Agreement shall continue in force for each Product specified in Appendix A for five (5) years from the date of this Agreement. This Agreement may be extended by mutual agreement of the parties in writing.
     15. TERMINATION
     Either party shall have the right to terminate this Agreement:
          A. Breach of Agreement. For material breach of any provision of this Agreement, provided that written notice has been given to the party of the alleged breach and the other party has not cured the breach within thirty (30) days after delivery of such notice.
          B. Ceases to function. Automatically, by one party if the other party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, or admits in writing its inability to pay its debts as they become due or if a receiver is appointed from a substantial part of its assets.
     16. GOVERNING LAW
     This Agreement shall be governed by the laws of the State of Minnesota and, in particular, the Minnesota Statutes Uniform Commercial Code (“UCC”), Chapter 336. SFMT and RMS each hereby consents to the jurisdiction and venue of any local state or federal court located within the State of Minnesota upon service of process made in accordance with the statutes of Minnesota and the United States, and further agree that any and all causes of action whether or not arising under this Agreement by and between the parties hereto shall only be brought in a local, state or federal court situated within the State of Minnesota.
     17. ENTIRE AGREEMENT
     This Agreement is intended to be, and shall be construed as a binding Agreement summarizing and evidencing the discussions between SFMT and RMS. This Agreement constitutes the entire agreement between the parties, superseding all previous proposals, oral or written. No representation or statement not contained on the original copy of this Agreement shall be binding on the parties as a warrant or otherwise, nor shall this Agreement be modified or amended unless in writing and signed by an authorized representative of the parties.

     The obligations herein shall be binding once this Agreement is executed and delivered. The individuals signing this letter represent that they are duly authorized signatories of the party for which they are signing.

SFMT /s/ Burney Winslow	RMS /s/ Lee M. Zachman

By /s/ Burney Winslow	By /s/ Lee M. Zachman

Name /s/ VP Engineering	Name /s/ President

Title /s/ 7/16/04	Title /s/ 7/12/04

Date	Date

APPENDIX A
Rev 0 July 1, 2004

Non-
			Sterilized		Sterilized
P/N	Rev	Description	Price		Price
100156	B	6mm X STOP Assy, Packaged	$	[***Redacted]	$	[***Redacted]
100157	B	8mm X STOP Assy, Packaged	$	[***Redacted]	$	[***Redacted]
100158	B	10mm X STOP Assy, Packaged	$	[***Redacted]	$	[***Redacted]
100159	B	12mm X STOP Assy, Packaged	$	[***Redacted]	$	[***Redacted]
100160	B	14mm X STOP Assy, Packaged	$	[***Redacted]	$	[***Redacted]
100161	B	16mm X STOP Assy, Packaged	$	[***Redacted]	$	[***Redacted]

* *	Prices based on combined order quantities totaling [***Redacted] units
***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.